Exhibit 99.1

OUTFRONT MEDIA REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS
Revenues of $397.4 million
Operating Income of $58.2 million; Net income of $26.6 million, $0.19 per diluted share
Adjusted OIBDA of $117.2 million
AFFO of $77.6 million, or $0.56 per diluted share
Quarterly dividend of $0.36 per share, payable March 31, 2017

NEW YORK, February 22, 2017 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter and full year ended December 31, 2016.

“Improved billboard performance in the fourth quarter contributed to a 2.8% organic revenue lift and, for the year, our solid revenue growth drove a 9.8% AFFO expansion - at the high end of our guidance,” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “While we are seeing a slower start to the year than expected, the growth we anticipate in AFFO during 2017 supports our board of directors' decision to increase the quarterly dividend by 6% to $0.36 per share.”

	Three Months Ended December 31,		Twelve Months Ended December 31,
$ in Millions, except per share amounts	2016	2015	2016	2015
Revenues	$397.4	$398.5	$1,513.9	$1,513.8
Organic revenues	394.0	383.1	1,492.0	1,446.7
Operating Income (loss)	58.2	(47.5)	204.9	86.4
Adjusted OIBDA	117.2	117.6	449.0	437.6
Net Income (loss)	26.6	(73.9)	90.9	(29.4)
Earnings per share[1]	$0.19	($0.54)	$0.66	($0.21)
Funds From Operations (FFO)	70.8	79.6	280.4	272.2
Adjusted FFO (AFFO)	77.6	75.8	294.5	268.1
AFFO per share[1]	$0.56	$0.55	$2.13	$1.95
Note: Reflects disposition of Latin America business on April 1, 2016. See exhibits for reconciliations of non-GAAP financial measures; 1) Per share for diluted earnings per share.

Fourth Quarter 2016 Results

Consolidated
Reported revenues of $397.4 million decreased $1.1 million, or 0.3%, for the fourth quarter of 2016 as compared to the same prior-year period. On an organic basis, revenues of $394.0 million for the fourth quarter of 2016 were up 2.8% compared to the same prior-year period.

Reported billboard revenues of $276.5 million decreased $2.5 million, or 0.9%, due primarily to the disposition of the Company's outdoor advertising business in Latin America, partially offset by an increase in average revenue per display (yield) and increased revenues from the conversion of static billboards to digital. On an organic basis, billboard revenues were up 3.7% compared to the same prior-year period due primarily to an increase in average revenue per display (yield) and increased revenues from the conversion of static billboards to digital.

Reported transit and other revenues of $120.9 million increased $1.4 million, or 1.2%, due primarily to the growth in transit advertising in the United States and stronger results in the sports marketing operating segment. On an organic basis, transit and other revenues increased 1.0% over the same prior-year period.

Total Operating expenses of $215.2 million decreased $3.4 million, or 1.6%, primarily due to the disposition of the Company's outdoor advertising business in Latin America, partially offset by higher billboard lease costs driven by growth in larger markets with revenue share leases. Selling, General and Administrative expenses (“SG&A”) of $69.2 million grew $3.4 million, or 5.2% over the same prior-year period, primarily as a result of increased sales and other compensation-related expenses and a $4.4 million increase in corporate expenses, partially offset by the disposition of the Company's outdoor advertising business in Latin America. The increase in corporate expenses includes $3.8 million in one-time professional fees in 2016 associated with implementing initiatives to improve our cost base and yield management.

Reported Adjusted OIBDA of $117.2 million decreased $0.4 million, or 0.3%.

Segment Results

U.S. Media
Reported revenues of $368.0 million increased $11.9 million, or 3.3%, in the fourth quarter of 2016 as compared to the same prior-year period, reflecting growth attributable to conversion of static billboards to digital, growth in national and local advertising sales, and an increase in average revenue per display (yield). On an organic basis, revenues were $364.6 million for the fourth quarter of 2016, an increase of 2.4% from the same prior-year period. On an organic basis, billboard revenues were up 3.7% reflecting growth attributable to conversion of static billboards to digital, growth in national and local advertising sales, and an increase in average revenue per display (yield). On an organic basis, transit and other revenues were down 0.9% as compared to the same prior-year period driven by decreased local advertiser demand. Reported Adjusted OIBDA of $125.9 million increased $6.3 million, or 5.3%, in the fourth quarter of 2016 as compared to the same prior-year period.

Other
Reported revenues of $29.4 million decreased $13.0 million, or 30.7%, in the fourth quarter of 2016 as compared to the same prior-year period due primarily to the disposition of Latin America (a decrease of $15.3 million), partially offset by growth in Canada and in the sports marketing operating segment. Organic revenues increased $2.4 million, or 8.9%, in the fourth quarter of 2016 as compared to the same prior-year period. Reported Adjusted OIBDA decreased $2.3 million to $5.0 million in the fourth quarter of 2016 as compared to the same prior-year period due to the disposition of Latin America (a decrease of $1.8 million) and higher expenses related to the sports marketing operating segment.

Corporate
Corporate costs, excluding stock-based compensation and restructuring charges, increased $4.4 million to $13.7 million in the fourth quarter of 2016 as compared to the same prior-year period, primarily due to increased compensation expense and $3.8 million in one-time professional fees in 2016 associated with implementing initiatives to improve our cost base and yield management.

Full Year 2016 Results

Consolidated
Reported revenues of $1.5 billion for the year ended December 31, 2016 were flat as compared to the prior year. On an organic basis, revenues of $1.5 billion for the year ended December 31, 2016 were up 3.1% as compared to the prior year.

Reported billboard revenues of $1.1 billion decreased $13.3 million, or 1.2% primarily due to the disposition of the Company's outdoor advertising business in Latin America, the effect of lost billboard leases, lower performance in Canada, and foreign currency exchange losses, partially offset by an increase in average revenue per display (yield) and increased revenues from the conversion of static billboards to digital. On an organic basis, billboard revenues were up 3.0% as compared to the prior year.

Reported transit and other revenues of $442.9 million increased $13.4 million, or 3.1%, due to stronger market conditions in local advertising in the U.S., the impact of an acquisition, and the net effect of won and lost franchises, offset partially by lower advertising revenue in the first quarter of 2016 from major sports entertainment events and the disposition of the Company's outdoor advertising business in Latin America. On an organic basis, transit and other revenues increased 3.4% over the prior year.

Total Operating expenses of $818.1 million decreased $15.0 million, or 1.8%, for the year ended December 31, 2016 as compared to the prior year, primarily as a result of the disposition of the Company's outdoor advertising business in Latin America (a decrease of $32.9 million), offset by higher billboard lease expenses and higher transit franchise expenses driven by increased transit revenues. SG&A expenses of $264.8 million grew $6.5 million, or 2.5% over the prior year, primarily as a result of increased sales and other compensation-related expenses, increased corporate expenses and increased strategic business development costs, partially offset by the disposition of the Company's outdoor advertising business in Latin America (a decrease of $11.5 million). The increase in corporate expenses includes $3.8 million in professional fees in 2016 associated with initiatives to improve our cost base and yield management.

Reported Adjusted OIBDA of $449.0 million increased $11.4 million, or 2.6%.

Segment Results

U.S. Media
Reported revenues of $1.4 billion increased $49.5 million, or 3.7%, for the year ended December 31, 2016 as compared to the prior year, reflecting stronger market conditions in local advertising, an increase in average revenue per display (yield) in billboards and growth attributable to the conversion of traditional static billboard displays to digital, partially offset by the impact of the disposition of billboard advertising structures in the second quarter of 2015, the loss of the New York City phone kiosk contract in the first quarter of 2015, the net impact of won and lost billboard leases and franchises in 2016, and lower advertising revenue in the first quarter of 2016 from major sports entertainment events. On an organic basis, U.S. Media total revenues were $1.4 billion for the year ended December 31, 2016, an increase of 3.1% over the prior year. On an organic basis, billboard revenues were up 3.4% as compared to the prior year, primarily reflecting stronger market conditions in local advertising, an increase in average revenue per display (yield) in billboards and growth attributable to the conversion of traditional static billboard displays to digital, partially offset by the impact of lost billboard leases in 2016 and the disposition of billboard advertising structures in the second quarter of 2015. On an organic basis, transit and other revenues were up 2.4% as compared to the prior year driven by increased local and national advertiser demand for transit displays and the net effect of won and lost franchises. Reported Adjusted OIBDA of $473.8 million increased $22.7 million, or 5.0%, in the year ended December 31, 2016 as compared to the same prior-year period.

Other
Reported revenues of $120.1 million decreased $49.4 million, or 29.1%, in the year ended December 31, 2016 as compared to the prior year due to the disposition of the Company's outdoor advertising business in Latin America (a decrease of $50.4 million), partially offset by increased revenues in the sports marketing operating segment. Organic revenues increased $3.3 million, or 3.1%, due primarily to increased revenues in the sports marketing operating segment. Reported Adjusted OIBDA decreased $6.5 million to $17.8 million in the year ended December 31, 2016 as compared to the same prior year period.

Corporate
Corporate costs, excluding stock-based compensation, increased $4.8 million to $42.6 million in the year ended December 31, 2016 as compared to prior year, primarily reflecting increased compensation-related expenses and $3.8 million in one-time professional fees in 2016 associated with initiatives to improve to our cost base and pricing/yield management, partially offset by non-recurring legal expenses in 2015.

Loss on Real Estate Assets Held for Sale
On April 1, 2016, we completed the sale of our equity interests in certain of our subsidiaries, which held all of the assets of our outdoor advertising business in Latin America. On the Consolidated Statement of Operations, we recorded a loss on real estate assets held for sale of approximately $1.3 million in the twelve months ended December 31, 2016 and $103.6 million in the twelve months ended December 31, 2015.

Interest Expense
Net Interest expense in the fourth quarter of 2016 was $28.2 million, including amortization of deferred financing costs of $1.6 million compared to $29.2 million in the same prior-year period, including amortization of deferred financing costs of $1.9 million. The weighted average cost of debt at December 31, 2016, was 4.8%.

Income Taxes
The income taxes provision was $4.8 million in the fourth quarter of 2016 as compared to a benefit of $1.6 million in the fourth quarter of 2015.  The effective income tax rate was 5.9% for the twelve months ended December 31, 2016. Cash paid for income taxes in the twelve months ended December 31, 2016 was $1.2 million.

Net Income
Net income was $26.6 million in the fourth quarter of 2016 as compared to a net loss of $73.9 million in the same prior-year period. Diluted weighted average shares outstanding were 138.7 million for the fourth quarter of 2016 and 137.6 million for the same prior-year period. Net income per diluted weighted average share was $0.19 for the fourth quarter of 2016 as compared to net loss per diluted weighted average share of $0.54 in the same prior-year period.

FFO & AFFO
FFO was $70.8 million in the fourth quarter of 2016, a decrease of $8.8 million, or 11.1%, from the same prior-year period, driven primarily by lower net income and lower depreciation and amortization. AFFO was $77.6 million in the fourth quarter of 2016, an increase of $1.8 million, or 2.4%, from the same prior-year period due to lower cash paid for lease acquisition costs and lower interest expense net of deferred financing costs, partially offset by higher maintenance capital expenditures. AFFO per diluted weighted average share was $0.56 in the quarter ended December 31, 2016 and $0.55 in same prior-year period.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities of $287.1 million for the year ended December 31, 2016 decreased $6.0 million compared to $293.1 million during the same prior-year period, primarily due to the timing of interest payments, commissions, other expense payments and receivables, partially offset by higher net income. Total capital expenditures increased slightly to $59.4 million for the year ended December 31, 2016.

Dividends
In the year ended December 31, 2016, the Company paid cash dividends of $188.6 million. The Company announced on February 22, 2017 that its board of directors has approved a quarterly cash dividend on the Company’s common stock of $0.36 per share payable on March 31, 2017, to shareholders of record at the close of business on March 10, 2017.

Balance Sheet and Liquidity
As of December 31, 2016, the Company’s liquidity position included cash of $65.2 million and $393.3 million of availability under its $425.0 million revolving credit facility, net of $31.7 million of issued letters of credit against the revolving credit facility. Total debt outstanding at December 31, 2016 was $2.2 billion, excluding $24.7 million of deferred financing costs. Total debt outstanding includes a $660.0 million term loan and $1.5 billion of senior unsecured notes. During the twelve months ended December 31, 2016, the Company made aggregate discretionary payments of $90.0 million on its term loan.

Conference Call
The Company will host a conference call to discuss the results on February 22, 2017 at 4:30 p.m. Eastern Time. The conference call numbers are 877-852-6581 (U.S. callers) and 719-325-4923 (International callers) and the passcode for both is 3653955. Live and replay versions of the conference call will be webcast in the Investor Relations section of the Company’s website, www.OUTFRONTmedia.com.

Supplemental Materials
In addition to this press release, the Company has provided a supplemental earnings presentation which can be viewed on the Company’s website, www.OUTFRONTmedia.com.

About OUTFRONT Media Inc.
OUTFRONT Media is one of the largest out-of-home media companies in North America with a leading presence in top markets throughout the United States and Canada. We have a diverse portfolio of billboard, transit and digital displays reaching mass audiences, as well as a distinct offering of prime assets impacting select markets. As part of our ON Smart Media technology development initiative, we are developing hardware and software solutions for enhanced demographic and location targeting, and engaging ways to connect with consumers on-the-go.

Contact:
Investors:	Media:
Gregory Lundberg	Carly Zipp
Senior Vice President, Investor Relations	Director of Communications
(212) 297-6441	(212) 297-6479
greg.lundberg@OUTFRONTmedia.com	carly.zipp@OUTFRONTmedia.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate revenues on a constant dollar basis as reported revenues excluding the impact of foreign currency exchange rates between periods. We provide constant dollar revenues to understand the underlying growth rate of revenue excluding the impact of changes in foreign currency exchange rates between periods, which are not under management’s direct control. Our management believes constant dollar revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate organic revenues as reported revenues excluding revenues associated with significant acquisitions and divestitures, revenues associated with business lines we no longer operate, and the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, restructuring charges and loss on real estate assets held for sale. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. We calculate Funds From Operations ("FFO") in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs, the non-cash effect of loss on real estate assets held for sale and the same adjustments for our equity-based investments, as well as the related income tax effect of adjustments, as applicable. We calculate Adjusted AFFO ("AFFO") as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs, and the non-cash portion of income taxes, as well as the related income tax effect of adjustments, as applicable. Our calculation of AFFO was revised in 2016 to adjust for the non-cash portion of income taxes instead of adjusting for current or deferred income taxes, as management believes that this calculation of AFFO is more consistent with AFFO presented by other real estate investment trusts ("REITs") and analyzed by users of our financial data. This change is reflected in the calculation of AFFO for all prior periods presented. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO, AFFO, and related per weighted average share amounts, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since constant dollar revenues, organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO and, as applicable, related per weighted average share amounts, are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss), net income (loss) and net income (loss) per common share for basic and diluted earnings per share ("EPS"), the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-7 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio or provide digital advertising displays to our customers; taxes, fees and registration requirements; our ability to obtain and renew key municipal contracts on favorable terms; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; environmental, health and safety laws and regulations; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; the ability of our board of directors to cause us to issue additional shares of stock without stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; diverse risks in our Canadian business; a breach of our security measures; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for goodwill; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; even if we remain qualified to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the Internal Revenue Service (the “IRS”) may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing an operating partnership as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 17

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share amounts)	2016	2015	2016	2015
Revenues:
Billboard	$276.5	$279.0	$1,071.0	$1,084.3
Transit and other	120.9	119.5	442.9	429.5
Total revenues	397.4	398.5	1,513.9	1,513.8
Expenses:
Operating	215.2	218.6	818.1	833.1
Selling, general and administrative	69.2	65.8	264.8	258.3
Restructuring charges	2.1	—	2.5	2.6
Loss on real estate assets held for sale	—	103.6	1.3	103.6
Net (gain) loss on dispositions	(0.2)	0.1	(1.9)	0.7
Depreciation	24.6	28.6	108.9	113.7
Amortization	28.3	29.3	115.3	115.4
Total expenses	339.2	446.0	1,309.0	1,427.4
Operating income (loss)	58.2	(47.5)	204.9	86.4
Interest expense, net	(28.2)	(29.2)	(113.8)	(114.8)
Other expense, net	(0.1)	—	(0.1)	(0.4)
Income (loss) before benefit (provision) for income taxes and equity in earnings of investee companies	29.9	(76.7)	91.0	(28.8)
Benefit (provision) for income taxes	(4.8)	1.6	(5.4)	(5.4)
Equity in earnings of investee companies, net of tax	1.5	1.2	5.3	4.8
Net income (loss)	$26.6	$(73.9)	$90.9	$(29.4)

Net income (loss) per common share:
Basic	$0.19	$(0.54)	$0.66	$(0.21)
Diluted	$0.19	$(0.54)	$0.66	$(0.21)

Weighted average shares outstanding:
Basic	138.0	137.6	137.9	137.3
Diluted	138.7	137.6	138.4	137.3

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 17

	As of
(in millions)	December 31, 2016	December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$65.2	$101.6
Receivables, less allowances of $9.2 in 2016 and $8.9 in 2015	222.0	209.5
Prepaid lease and transit franchise costs	67.4	61.5
Other prepaid expenses	15.8	21.9
Assets held for sale	—	5.2
Other current assets	7.8	12.5
Total current assets	378.2	412.2
Property and equipment, net	665.0	701.7
Goodwill	2,089.4	2,074.7
Intangible assets	545.3	570.5
Other assets	60.6	56.4
Total assets	$3,738.5	$3,815.5

Liabilities:
Current liabilities:
Accounts payable	$85.6	$83.6
Accrued compensation	33.9	39.4
Accrued interest	15.7	19.5
Accrued lease costs	26.7	28.8
Other accrued expenses	54.8	35.3
Deferred revenues	20.2	20.7
Liabilities held for sale	—	25.0
Other current liabilities	14.6	13.3
Total current liabilities	251.5	265.6
Long-term debt	2,136.8	2,222.0
Deferred income tax liabilities, net	8.5	10.9
Asset retirement obligation	34.1	33.2
Other liabilities	74.6	71.2
Total liabilities	2,505.5	2,602.9

Commitments and contingencies

Stockholders’ equity:
Common stock (2016 - 450.0 shares authorized, and 138.0 shares issued and outstanding; 2015 - 450.0 shares authorized, and 137.6 shares authorized, issued or outstanding)	1.4	1.4
Additional paid-in capital	1,949.5	1,934.3
Distribution in excess of earnings	(699.5)	(602.2)
Accumulated other comprehensive loss	(18.5)	(120.9)
Total stockholders’ equity	1,232.9	1,212.6
Non-controlling interests	0.1	—
Total equity	1,233.0	1,212.6
Total liabilities and equity	$3,738.5	$3,815.5

Exhibit 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 17

	Year Ended
	December 31,
(in millions)	2016	2015
Operating activities:
Net income (loss)	$90.9	$(29.4)
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Depreciation and amortization	224.2	229.1
Deferred tax benefit	(1.8)	(1.7)
Stock-based compensation	18.0	15.2
Provision for doubtful accounts	3.6	2.7
Accretion expense	2.4	2.5
Loss on real estate assets held for sale	1.3	103.6
Net (gain) loss on dispositions	(1.9)	0.7
Equity in earnings of investee companies, net of tax	(5.3)	(4.8)
Distributions from investee companies	5.0	7.7
Amortization of deferred financing costs and debt discount and premium	6.4	6.3
Change in assets and liabilities, net of investing and financing activities:
Increase in receivables	(11.7)	(13.3)
Increase in prepaid expenses and other current assets	(0.5)	(2.7)
Decrease in accounts payable and accrued expenses	(43.8)	(25.9)
Increase in deferred revenues	—	3.0
Increase in income taxes	6.0	1.2
Other, net	(5.7)	(1.1)
Net cash flow provided by operating activities	287.1	293.1

Investing activities:
Capital expenditures	(59.4)	(59.2)
Acquisitions	(67.9)	(12.1)
Proceeds from dispositions	90.6	8.9
Net cash flow used for investing activities	(36.7)	(62.4)

Financing activities:
Proceeds from long-term debt borrowings - senior notes	—	103.8
Proceeds from borrowings under revolving credit facility	35.0	105.0
Repayments of long-term debt borrowings - term loan	(90.0)	(50.0)
Repayments of borrowings under revolving credit facility	(35.0)	(105.0)
Deferred financing fees	(0.4)	(3.3)
Proceeds from stock option exercises	—	2.0
Taxes withheld for stock-based compensation	(7.3)	(4.3)
Dividends	(188.6)	(196.3)
Other	(0.2)	(0.5)
Net cash flow provided by (used for) financing activities	(286.5)	(148.6)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(3.3)
Net increase (decrease) in cash and cash equivalents	(36.4)	78.8
Cash and cash equivalents at beginning of year	101.6	28.5
Cash reclassified to assets held for sale	—	(5.7)
Cash and cash equivalents at end of year	$65.2	$101.6

Exhibit 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 17

	Year Ended
	December 31,
(in millions)	2015	2014

Supplemental disclosure of cash flow information:
Cash paid for income taxes	1.2	5.8
Cash paid for interest	111.4	107.0

Non-cash investing and financing activities:
Accrued purchases of property and equipment	11.2	7.0
Issuance of stock for purchase of property and equipment	1.9	12.2
Taxes withheld for stock-based compensation	—	2.6

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 17

	Three Months Ended December 31, 2016
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$262.2	$14.3	$—	$276.5
Transit and other	105.8	15.1	—	120.9
Total revenues	$368.0	$29.4	$—	$397.4
Organic revenues(a)
Billboard	$260.9	$14.3	$—	$275.2
Transit and other	103.7	15.1	—	118.8
Total organic revenues(a)	$364.6	$29.4	$—	$394.0
Non-organic revenues(b):
Billboard	$1.3	$—	$—	$1.3
Transit and other	2.1	—	—	2.1
Total non-organic revenues(b)	$3.4	$—	$—	$3.4

Operating income (loss)	$75.2	$0.9	$(17.9)	$58.2
Restructuring charges	2.1	—	—	2.1
Loss on real estate assets held for sale	—	—	—	—
Net gain on dispositions	—	(0.2)	—	(0.2)
Depreciation and amortization	48.6	4.3	—	52.9
Stock-based compensation	—	—	4.2	4.2
Adjusted OIBDA	$125.9	$5.0	$(13.7)	$117.2

Adjusted OIBDA margin	34.2%	17.0%	*	29.5%

Capital expenditures	$12.2	$1.6	$—	$13.8

	Three Months Ended December 31, 2015
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated	In Constant $(c)
Revenues:
Billboard	$251.5	$27.5	$—	$279.0	$278.9
Transit and other	104.6	14.9	—	119.5	119.6
Total revenues	$356.1	$42.4	$—	$398.5	$398.5
Organic revenues(a)
Billboard	$251.5	$14.0	$—	$265.5	$265.5
Transit and other	104.6	13.0	—	117.6	117.6
Total organic revenues(a)	$356.1	$27.0	$—	$383.1	$383.1
Non-organic revenues(b):
Billboard	$—	$13.5	$—	$13.5	$13.4
Transit and other	—	1.9	—	1.9	2.0
Total non-organic revenues(b)	$—	$15.4	$—	$15.4	$15.4

Operating income (loss)	$68.2	$(102.9)	$(12.8)	$(47.5)
Restructuring charges	—	—	—	—
Loss on real estate assets held for sale	—	103.6	—	103.6
Net loss on dispositions	0.1	—	—	0.1
Depreciation and amortization	51.3	6.6	—	57.9
Stock-based compensation	—	—	3.5	3.5
Adjusted OIBDA	119.6	7.3	(9.3)	117.6

Adjusted OIBDA margin	33.6%	17.2%	*	29.5%

Capital expenditures	$13.8	$2.4	$—	$16.2

	Year Ended December 31, 2016
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$1,005.6	$65.4	$—	$1,071.0
Transit and other	388.2	54.7	—	442.9
Total revenues	$1,393.8	$120.1	$—	$1,513.9
Organic revenues(a)
Billboard	$1,001.6	$55.2	$—	$1,056.8
Transit and other	381.7	53.5	—	435.2
Total organic revenues(a)	$1,383.3	$108.7	$—	$1,492.0
Non-organic revenues(b):
Billboard	$4.0	$10.2	$—	$14.2
Transit and other	6.5	1.2	—	7.7
Total non-organic revenues(b)	$10.5	$11.4	$—	$21.9

Operating income (loss)	$269.5	$(4.0)	$(60.6)	$204.9
Restructuring charges	2.5	—	—	2.5
Loss on real estate assets held for sale	—	1.3	—	1.3
Net gain on dispositions	(1.7)	(0.2)	—	(1.9)
Depreciation and amortization	203.5	20.7	—	224.2
Stock-based compensation	—	—	18.0	18.0
Adjusted OIBDA	$473.8	$17.8	$(42.6)	$449.0

Adjusted OIBDA margin	34.0%	14.8%	*	29.7%

Capital expenditures	$54.8	$4.6	$—	$59.4

	Year Ended December 31, 2015
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated	In Constant $(c)
Revenues:
Billboard	$969.8	$114.5	$—	$1,084.3	$1,079.7
Transit and other	374.5	55.0	—	429.5	428.9
Total revenues	$1,344.3	$169.5	$—	$1,513.8	$1,508.6
Organic revenues(a)
Billboard	$968.4	$57.5	$—	$1,025.9	$1,025.9
Transit and other	372.9	47.9	—	420.8	420.8
Total organic revenues(a)	$1,341.3	$105.4	$—	$1,446.7	$1,446.7
Non-organic revenues(b):
Billboard	$1.4	$57.0	$—	$58.4	$53.8
Transit and other	1.6	7.1	—	8.7	8.1
Total non-organic revenues(b)	$3.0	$64.1	$—	$67.1	$61.9

Operating income (loss)	$245.3	$(105.9)	$(53.0)	$86.4
Restructuring charges	2.6	—	—	2.6
Loss on real estate assets held for sale	—	103.6	—	103.6
Net loss on dispositions	0.6	0.1	—	0.7
Depreciation and amortization	202.6	26.5	—	229.1
Stock-based compensation	—	—	15.2	15.2
Adjusted OIBDA	451.1	24.3	(37.8)	437.6

Adjusted OIBDA margin	33.6%	14.3%	*	28.9%

Capital expenditures	$53.3	$5.9	$—	$59.2

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 17

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share amounts)	2016	2015	2016	2015
Net income (loss)	$26.6	$(73.9)	$90.9	$(29.4)
Depreciation of billboard advertising structures	21.7	26.2	98.2	104.9
Amortization of real estate-related intangible assets	12.2	13.3	52.9	55.8
Amortization of direct lease acquisition costs	10.2	10.2	38.2	36.3
Loss on real estate assets held for sale	—	103.6	1.3	103.6
Net (gain) loss on dispositions of billboard advertising structures	(0.2)	0.1	(1.9)	0.7
Adjustment related to equity-based investments	0.2	0.1	0.7	0.7
Income tax effect of adjustments(d)	0.1	—	0.1	(0.4)
FFO	$70.8	$79.6	$280.4	$272.2

FFO per weighted average share outstanding:
Basic	$0.51	$0.58	$2.03	$1.98
Diluted	$0.51	$0.58	$2.03	$1.98

FFO	$70.8	$79.6	$280.4	$272.2
Non-cash portion of income taxes	4.4	(2.5)	4.2	(0.4)
Cash paid for direct lease acquisition costs	(9.1)	(9.4)	(37.0)	(35.9)
Maintenance capital expenditures	(6.0)	(5.1)	(18.5)	(25.6)
Restructuring charges	2.1	—	2.5	2.6
Other depreciation	2.9	2.4	10.7	8.8
Other amortization	5.9	5.8	24.2	23.3
Stock-based compensation	4.2	3.5	18.0	15.2
Non-cash effect of straight-line rent	0.3	(1.0)	1.3	(0.3)
Accretion expense	0.6	0.6	2.4	2.5
Amortization of deferred financing costs	1.6	1.9	6.4	6.3
Income tax effect of adjustments(e)	(0.1)	—	(0.1)	(0.6)
AFFO	$77.6	$75.8	$294.5	$268.1

AFFO per weighted average share outstanding:
Basic	$0.56	$0.55	$2.14	$1.95
Diluted	$0.56	$0.55	$2.13	$1.95

Net income (loss) per common share:
Basic	$0.19	$(0.54)	$0.66	$(0.21)
Diluted	$0.19	$(0.54)	$0.66	$(0.21)

Weighted average shares outstanding
Basic	138.0	137.6	137.9	137.3
Diluted	138.7	137.6	138.4	137.3

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 17

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2016	2015	2016	2015
Adjusted OIBDA	$117.2	$117.6	$449.0	$437.6
Interest expenses, net of deferred financing fees	(26.6)	(27.3)	(107.4)	(108.5)
Cash paid for income taxes	(0.4)	(0.9)	(1.2)	(5.8)
Cash paid for direct lease acquisition costs	(9.1)	(9.4)	(37.0)	(35.9)
Maintenance capital expenditures	(6.0)	(5.1)	(18.5)	(25.6)
Equity earnings of investee companies	1.5	1.2	5.3	4.8
Adjustment related to equity-based investments	0.2	0.1	0.7	0.7
Non-cash effect of straight-line rent	0.3	(1.0)	1.3	(0.3)
Accretion expense	0.6	0.6	2.4	2.5
Other expense	—	—	—	(0.5)
Income tax effect of adjustments (d)(e)	(0.1)	—	(0.1)	(0.9)

AFFO	$77.6	$75.8	$294.5	$268.1

Exhibit 7: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 17

Outdoor Advertising Business in Latin America (Sold on April 1, 2016)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2016	2015	2016	2015
Revenues	NA	$15.3	$11.4	$61.8

Operating loss	NA	$(103.0)	$(3.0)	$(103.5)
Loss on real estate assets held for sale	NA	103.6	1.3	103.6
Depreciation	NA	0.9	0.9	3.8
Amortization	NA	0.3	0.3	1.6
Adjusted OIBDA	NA	$1.8	$(0.5)	$5.5

Net loss	NA	$(105.1)	$(3.2)	$(108.8)
Depreciation of billboard advertising structures	NA	0.7	0.1	3.0
Amortization of direct lease acquisition costs	NA	0.3	0.3	1.6
Loss on real estate assets held for sale	NA	103.6	1.3	103.6
FFO	NA	$(0.5)	$(1.5)	$(0.6)
Non-cash portion of income taxes	NA	2.0	(1.4)	4.1
Cash paid for direct lease acquisition costs	NA	(0.3)	(0.3)	(1.6)
Maintenance capital expenditures	NA	(0.3)	—	(0.5)
Other depreciation	NA	0.2	0.8	0.8
Accretion expense	NA	—	—	0.2
AFFO	NA	$1.1	$(2.4)	$2.4

Exhibit 8: OPERATING EXPENSES
(Unaudited) See Notes on Page 17

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2016	2015	Change	2016	2015	Change
Operating expenses:
Billboard property lease	$93.7	$92.8	1.0%	$364.9	$369.5	(1.2)%
Transit franchise	64.0	63.8	0.3	230.9	227.3	1.6
Posting, maintenance and other	57.5	62.0	(7.3)	222.3	236.3	(5.9)
Total operating expenses	$215.2	$218.6	(1.6)	$818.1	$833.1	(1.8)

Exhibit 9: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 17

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2016	2015	Change	2016	2015	Change
U.S. Media:
Operating expenses	$196.1	$191.7	2.3%	$739.3	$722.4	2.3%
SG&A expenses	46.0	44.8	2.7	180.7	170.8	5.8

Other:
Operating expenses	19.1	26.9	(29.0)	78.8	110.7	(28.8)
SG&A expenses	5.3	8.2	(35.4)	23.5	34.5	(31.9)

Exhibit 10: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 17

	Three Months Ended:				Three Months Ended:				Twelve Months
($ in millions, except per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Dec 31
	2015	2015	2015	2015	2016	2016	2016	2016	2015	2016

Net income	$1.1	$22.2	$21.2	$(73.9)	$(2.3)	$28.5	$38.1	$26.6	$(29.4)	$90.9
Depreciation of billboard advertising structures	26.8	25.8	26.1	26.2	26.6	26.1	23.8	21.7	104.9	98.2
Amortization of real estate-related intangible assets	14.4	14.2	13.9	13.3	13.4	14.2	13.1	12.2	55.8	52.9
Amortization of direct lease acquisition costs	7.5	9.2	9.4	10.2	8.9	10.1	9.0	10.2	36.3	38.2
Loss on real estate assets held for sale	—	—	—	103.6	1.3	—	—	—	103.6	1.3
Net (gain) loss on dispositions of billboard advertising structures	(0.3)	0.9	—	0.1	0.4	0.2	(2.3)	(0.2)	0.7	(1.9)
Adjustment related to equity-based investments	0.4	—	0.2	0.1	0.2	0.1	0.2	0.2	0.7	0.7
Income tax effect of adjustments (d)	—	(0.4)	—	—	—	—	—	0.1	(0.4)	0.1

FFO	$49.9	$71.9	$70.8	$79.6	$48.5	$79.2	$81.9	$70.8	$272.2	$280.4

Non-cash portion of income taxes	(2.7)	3.9	0.9	(2.5)	(3.3)	4.7	(1.6)	4.4	(0.4)	4.2
Cash paid for direct lease acquisition costs	(7.9)	(9.2)	(9.4)	(9.4)	(10.6)	(8.7)	(8.6)	(9.1)	(35.9)	(37.0)
Maintenance capital expenditures	(6.5)	(6.6)	(7.4)	(5.1)	(4.0)	(4.3)	(4.2)	(6.0)	(25.6)	(18.5)
Restructuring charges	0.5	2.0	—	—	—	0.4	—	2.1	2.5	2.5
Other depreciation	1.9	2.2	2.3	2.4	2.5	2.4	2.9	2.9	8.8	10.7
Other amortization	5.9	5.8	5.8	5.8	6.0	6.1	6.2	5.9	23.3	24.2
Stock-based compensation	3.6	4.4	3.7	3.5	4.8	4.5	4.5	4.2	15.2	18.0
Non-cash effect of straight-line rent	0.4	(0.1)	0.4	(1.0)	0.3	0.3	0.4	0.3	(0.3)	1.3
Accretion expense	0.6	0.6	0.7	0.6	0.6	0.6	0.6	0.6	2.5	2.4
Amortization of deferred financing costs	1.5	1.4	1.5	1.9	1.4	1.8	1.6	1.6	6.3	6.4
Income tax effect of adjustments (e)	—	(0.5)	—	—	—	—	—	(0.1)	(0.5)	(0.1)

AFFO	$47.2	$75.8	$69.3	$75.8	$46.2	$87.0	$83.7	$77.6	$268.1	$294.5

Exhibit 11: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 17

	Three Months Ended:				Three Months Ended:				Twelve Months
($ in millions, except per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Dec 31
	2015	2015	2015	2015	2016	2016	2016	2016	2015	2016

Operating income (loss)	$26.6	$54.6	$52.7	$(47.5)	$24.2	$59.0	$63.5	$58.2	$86.4	$204.9
Restructuring charges	0.6	2.0	—	—	—	0.4	—	2.1	2.6	2.5
Loss on real estate assets held for sale	—	—	—	103.6	1.3	—	—	—	103.6	1.3
Net (gain) loss on dispositions	(0.3)	0.9	—	0.1	0.4	0.2	(2.3)	(0.2)	0.7	(1.9)
Depreciation	28.7	28.0	28.4	28.6	29.1	28.5	26.7	24.6	113.7	108.9
Amortization	27.8	29.2	29.1	29.3	28.3	30.4	28.3	28.3	115.4	115.3
Stock-based compensation	3.6	4.4	3.7	3.5	4.8	4.5	4.5	4.2	15.2	18.0

Adjusted OIBDA	$87.0	$119.1	$113.9	$117.6	$88.1	$123.0	$120.7	$117.2	$437.6	$449.0

Interest expenses, net of deferred financing fees	(26.3)	(27.5)	(27.4)	(27.3)	(27.2)	(26.9)	(26.7)	(26.6)	(108.5)	(107.4)
Cash (paid) received for income taxes	(1.3)	(0.6)	(3.0)	(0.9)	(2.0)	1.3	(0.1)	(0.4)	(5.8)	(1.2)
Cash paid for direct lease acquisition costs	(7.9)	(9.2)	(9.4)	(9.4)	(10.6)	(8.7)	(8.6)	(9.1)	(35.9)	(37.0)
Maintenance capital expenditures	(6.5)	(6.6)	(7.4)	(5.1)	(4.0)	(4.3)	(4.2)	(6.0)	(25.6)	(18.5)
Equity earnings of investee companies	0.8	1.1	1.7	1.2	1.0	1.4	1.4	1.5	4.8	5.3
Adjustment related to equity-based investments	0.4	—	0.2	0.1	0.2	0.1	0.2	0.2	0.7	0.7
Non-cash effect of straight-line rent	0.4	(0.1)	0.4	(1.0)	0.3	0.3	0.4	0.3	(0.3)	1.3
Accretion expense	0.6	0.6	0.7	0.6	0.6	0.6	0.6	0.6	2.5	2.4
Other expense	—	(0.1)	(0.4)	—	(0.2)	0.2	—	—	(0.5)	—
Income tax effect of adjustments (d)(e)	—	(0.9)	—	—	—	—	—	(0.1)	(0.9)	(0.1)

AFFO	$47.2	$75.8	$69.3	$75.8	$46.2	$87.0	$83.7	$77.6	$268.1	$294.5

Cash paid (received) for income taxes	1.3	0.6	3.0	0.9	2.0	(1.3)	0.1	0.4	5.8	1.2
Current taxes	1.0	(5.9)	(3.1)	—	0.8	(4.7)	3.4	(6.7)	(8.0)	(7.2)
Income tax effect of adjustments (d)(e)	—	0.9	—	—	—	—	—	0.1	0.9	0.1
Total tax adjustment	$2.3	$(4.4)	$(0.1)	0.9	$2.8	$(6.0)	$3.5	$(6.2)	$(1.3)	$(5.9)

AFFO (previously reported)	$49.5	$71.4	$69.2	$76.7	$49.0	$81.0	$87.2	$71.4	$266.8	$288.6

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS.

(a)
Organic revenues exclude revenues associated with significant acquisitions and divestitures, revenues associated with business lines we no longer operate, and the impact of foreign currency exchange rates ("non-organic revenues").

(b)	Non-organic revenues primarily relate to the disposition of Latin America and acquisitions.

(c)	Revenues on a constant dollar basis are calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.

(d)	Income tax effect related to Net (gain) loss on disposition of billboard advertising structures.

(e)	Income tax effect related to Restructuring charges.

* Calculation not meaningful